EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Investor Relations
Irvine Sensors Corporation
714-444-8718
investorrelations@irvine-sensors.com

FOR IMMEDIATE RELEASE

IRVINE SENSORS RELEASES FISCAL 2004 RESULTS

FOR IMMEDIATE RELEASE

COSTA MESA, CALIFORNIA — December 10, 2004 — Irvine Sensors Corporation (NASDAQ: IRSN, Boston Stock Exchange: ISC) today released its results for its 2004 fiscal year ended October 3, 2004. Fiscal 2004 total revenues were $13,919,800, up $1,277,500, or approximately 10%, from fiscal 2003 total revenues of $12,642,300. Approximately $11.9 million of the fiscal 2004 total revenues was derived from contract research and development, setting an annual record for such revenues for Irvine Sensors. Largely as a result of the increase in contract research and development revenue, net loss for fiscal 2004 decreased approximately 34% to $4,166,900 in fiscal 2004, as compared to the $6,345,100 net loss of fiscal 2003. The Company’s working capital at October 3, 2004 was $3,147,600, an approximate $3.4 million improvement over the prior year-end.

As previously announced, Irvine Sensors’ CEO Robert G. Richards and CFO John Stuart will host a web cast conference call to discuss the fiscal 2004 results on Tuesday, December 14, 2004 at 1:15 PM Pacific Time.

Irvine Sensors Corporation, headquartered in Costa Mesa, California, is primarily engaged in the sale of stacked chip assemblies and research and development related to high density electronics, miniaturized sensors and cameras, optical interconnection technology, high speed routers, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.

—00—

Irvine Sensors Corporation 2004 Fiscal Year Results Press Release

December 10, 2004

Consolidated Statements of Operations

	Fiscal Year Ended
	October 3, 2004	September 28, 2003

Revenues:
Contract research and development revenue	$11,879,700	$10,367,900
Product sales	1,957,400	2,212,700
Other revenue	82,700	61,700

Total revenues	13,919,800	12,642,300

Cost and expenses:
Cost of contract research and development revenue	7,785,900	7,790,200
Cost of product sales	2,014,500	2,375,600
General and administrative expense	6,067,200	5,598,800
Research and development expense	2,080,600	2,668,200

	17,948,200	18,432,800

Loss from operations	(4,028,400)	(5,790,500)
Interest expense	(88,600)	(182,400)
Interest and other income	3,900	5,100
Loss on disposal and impairment of assets	(46,400)	(369,400)

Loss before minority interest and provision for income taxes	(4,159,500)	(6,337,200)
Minority interest in loss of subsidiaries	12,500	7,900
Provision for income taxes	(19,900)	(15,800)

Net loss	(4,166,900)	(6,345,100)

Imputed dividend on Series E stock issued	—	(1,013,100)

Net loss applicable to common stockholders	$(4,166,900)	$(7,358,200)

Per share information:
Basic and diluted net loss per common share	$(0.26)	$(0.82)

Weighted average number of shares outstanding	15,799,200	8,958,200

Irvine Sensors Corporation 2004 Fiscal Year Results Press Release

December 10, 2004

Consolidated Balance Sheets

	October 3, 2004	September 28, 2003
Assets
Current assets:
Cash and cash equivalents	$2,064,100	$1,166,800
Restricted cash	43,500	54,200
Accounts receivable, net of allowance for doubtful accounts of $85,000 and $57,700, respectively	1,327,000	443,500
Unbilled revenues on uncompleted contracts	930,600	598,100
Inventory, net	980,100	932,100
Other current assets	133,500	48,500

Total current assets	5,478,800	3,243,200

Equipment, furniture and fixtures, net	4,926,500	4,417,600
Patents and trademarks, net	748,300	707,400
Deposits	89,400	87,400

Total assets	$11,243,000	$8,455,600

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,320,000	$1,620,600
Accrued expenses	824,500	806,100
Accrued loss on contracts	34,600	358,500
Advance billings on uncompleted contracts	33,800	437,000
Deferred revenue	—	251,700
Capital lease obligations – current portion	118,300	30,700

Total current liabilities	2,331,200	3,504,600

Capital lease obligations, less current portion	156,700	34,700
Minority interest in consolidated subsidiaries	419,000	431,500

Total liabilities	2,906,900	3,970,800

Stockholders’ Equity:
Preferred stock, $0.01 par value, 500,000 shares authorized; Series E convertible preferred stock, 0 and 2,083 shares outstanding	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 17,806,300 and 12,947,700 shares issued and outstanding	178,100	129,500
Common stock warrants; 1,508,100 and 2,065,600 warrants outstanding	—	—
Common stock held by Rabbi Trust	(482,000)	(250,000)
Deferred compensation liability	482,000	250,000
Paid-in capital	118,285,100	110,315,500
Accumulated deficit	(110,127,100)	(105,960,200)

Total stockholders’ equity	8,336,100	4,484,800

	$11,243,000	$8,455,600